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                                                                    EXHIBIT 10.7


                                  MP3.COM, INC.
                                 P.O. Box 910091
                               San Diego, CA 92191


January 29, 1999

Steven Sheiner
c/o MP3.com, Inc.
3550 General Atomics Ct., Bldg 14
San Diego, CA. 92121

RE: EMPLOYMENT TERMS

Dear Steve:

MP3.com, Inc., a Delaware corporation (the "Company"), is pleased that you have accepted our offer to join the Company as Vice President, Advertising & Marketing. The terms of your employment are set forth below.

You began serving the Company as Vice President, Advertising & Marketing on January 25, 1999 (your "Commencement Date") and are responsible for such duties as are normally associated with such position or as otherwise determined by the President of the Company. You report to Robin Richards, the President of the Company. You work at our facility located in San Diego. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

Your compensation is $12,500 per month, less payroll deductions and all required withholdings. You are paid semi-monthly and you are eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays, according to standard Company policy as may be adopted by the Company from time to time. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. The Company may modify your compensation and benefits from time to time as it deems necessary.

In addition to the salary outlined above, you will be entitled to a 3% commission on all "Sales" of Web ads that you produce for the Company. For purposes of this paragraph, "Sale" and "Sales" means all sums actually received by the Company from sales and licenses of Web ads while you are an employee of the Company. In no event will you be entitled to receive any commission with respect to any Sales generated or paid to the Company following any termination of your employment with the Company. Commissions earned as a result of Sales of Web ads shall accrue as of the end of each calendar quarter ("Quarter") in which sums from such Sale(s) are received. Within 45 days of the end of each Quarter, the Company will deliver to you the amount of the

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Steven Sheiner
January 29, 1999
Page 2

commission payable with respect to Sales occurring in such Quarter together with a reasonably detailed statement of the basis for the computation of the amount of such commission.

The Company's Board of Directors has granted you an Incentive Stock Option to purchase 250,000 shares of the Common Stock of the Company under the Company's 1998 Equity Incentive Plan (the "Plan"). The exercise price per share of your Incentive Stock is $0.16. The shares of Common Stock subject to your Incentive Stock Option are subject to vesting over four years so long as you continue to be employed with the Company, according to the following schedule: (i) 25,000 of the shares subject to the grant shall be fully vested as of your Commencement Date; (ii) an additional 15,625 of such shares shall vest as of the first day of each quarter immediately following the Commencement Date; and (iii) an additional 4,514 of such shares shall vest as of the end of each monthly period thereafter, except for the last vesting date, on which 4,510 of such shares shall vest. Also, upon completion of the Company's initial public offering, in addition to the number of shares that have vested pursuant to the schedule above as of the date of such offering, ten percent (10%) of the then unvested shares will vest as of the date of such offering. Further, all of the unvested shares subject to your Incentive Stock Option shall vest upon an Acquisition (as defined in the Plan).

The specific terms and conditions of your Incentive Stock Option will be set forth in an Incentive Stock Option Agreement between you and the Company. This agreement is being prepared and will be delivered to you shortly.

As a Company employee, you are expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). As a condition of employment, you are required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you are expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company in writing no later than two weeks prior to the date of such termination. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

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Steven Sheiner
January 29, 1999
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The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if the foregoing accurately sets forth the terms of your employment with the Company.

Sincerely,

MP3.COM, INC.

By:  /s/ Robin Richards
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    Robin Richards
    President

ACCEPTED BY:

 /s/ Steven Sheiner
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Steven Sheiner
1-29-99
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Date

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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT